                                                                      EXHIBIT 12

                                 USW-C, INC.
                      RATIO OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN MILLIONS)

                                                                              Year Ended
                                          -----------------------------------------------------------------------------------------
                                           Pro forma
                                          12/31/97(3)    12/31/97(1)    12/31/96(1)    12/31/95(1)    12/31/94(1)    12/31/93(1)(2)
                                          -----------    -----------    -----------    -----------    -----------    --------------
Income before income taxes, extra-
 ordinary items and cumulative effect
 of change in accounting principle        $     2,190    $     2,429    $     2,377    $     2,248    $     2,214    $          962
Interest expense (net of amounts
 capitalized)                                     644            405            448            429            381               415
Interest factor on rentals (1/3)                   91             91             79             83             80                88
                                          -----------    -----------    -----------    -----------    -----------    --------------
Earnings                                  $     2,925    $     2,925    $     2,904    $     2,760    $     2,675    $        1,465
                                          -----------    -----------    -----------    -----------    -----------    --------------
                                          -----------    -----------    -----------    -----------    -----------    --------------
Interest expense                          $       664    $       425    $       479    $       468    $       417    $          415
Interest factor on rentals (1/3)                   91             91             79             83             80                88
                                          -----------    -----------    -----------    -----------    -----------    --------------
Fixed charges                             $       755    $       516    $       558    $       551    $       497    $          503
                                          -----------    -----------    -----------    -----------    -----------    --------------
                                          -----------    -----------    -----------    -----------    -----------    --------------
Ratio of earnings to fixed charges               3.87           5.67           5.20           5.01           5.38              2.91
                                          -----------    -----------    -----------    -----------    -----------    --------------
                                          -----------    -----------    -----------    -----------    -----------    --------------

----------------------------------------
(1) Historical ratios are based on the combined historical results of U S WEST and exclude the effects of $3.9 billion of indebtedness (the "Dex Indebtedness") which was refinanced by U S WEST in connection with the Dex Alignment (as previously defined in the Registration Statement).

(2) 1993 ratio includes a one-time restructuring charge of $930 million. Excluding the restructuring charge, the ratio would have been 4.76.

(3) Based on the unaudited Pro Forma combined results of U S WEST which gives effect to the refinancing by U S WEST of $3.9 billion of Dex Indebtedness in connection with the Dex Alignment. For further information please see U S WEST's Pro Forma financial statements included in Old U S WEST's Proxy Statement (as defined below) incorporated herein by reference.